Filed Pursuant to Rule 424(b)(2)
File No. 333-180728

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium Term Notes, Series K, Securities Linked to the SPDR® S&P® Homebuilders ETF due October 28, 2015	$3,200,000	$412.16

(1)

The total filing fee of $412.16 is calculated in accordance with Rule 457(r) of the Securities Act of 1933 (the “Securities Act”) and will be paid by wire transfer within the time required by Rule 456(b) of the Securities Act.

PRICING SUPPLEMENT No. 377 dated October 22, 2013 (To Prospectus Supplement dated April 13, 2012 and Prospectus dated April 13, 2012)

Wells Fargo & Company Medium-Term Notes, Series K ETF Linked Securities

Auto-Callable Access Securities with Fixed Coupon and Contingent Downside Securities Linked to the SPDR® S&P® Homebuilders ETF due October 28, 2015

■	Linked to the SPDR® S&P® Homebuilders ETF

■

Unlike ordinary debt securities, the securities do not repay a fixed amount of principal at stated maturity and are subject to potential automatic call prior to stated maturity upon the terms described below. Whether the securities are automatically called prior to stated maturity and, if they are not automatically called, whether you are repaid the original offering price of your securities at stated maturity will depend in each case on the performance of the Fund

■	Quarterly Interest. Quarterly interest payments at a rate of 5.70% per annum until the earlier of stated maturity or automatic call

■

Automatic Call.    If the fund closing price of the Fund on any of the seven quarterly call dates is greater than or equal to the starting price, we will automatically call the securities for the original offering price plus accrued and unpaid interest

■

Potential Loss of Principal.    If the securities are not automatically called prior to stated maturity, you will receive the original offering price at stated maturity if, and only if, the Fund does not decline by more than 30% from its starting price to its ending price. If the Fund declines by more than 30% from the starting price to the ending price, you will lose more than 30%, and possibly all, of the original offering price of your securities

■

If the securities are not automatically called prior to stated maturity, you will have full downside exposure to the Fund from the starting price if the Fund declines by more than 30% from the starting price to the ending price, but you will not participate in any appreciation of the Fund and will not receive any dividends on shares of the Fund

■	All payments on the securities are subject to the credit risk of Wells Fargo & Company

■	No exchange listing; designed to be held to maturity

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” herein on page PRS-9.

The securities are unsecured obligations of Wells Fargo & Company and all payments on the securities are subject to the credit risk of Wells Fargo & Company. The securities are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the United States or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)	Proceeds to Wells Fargo
Per Security	$1,000	—	$1,000
Total	$3,200,000	—	$3,200,000

(1)

The original offering price specified above includes structuring and development costs. Assuming the securities are called on the earliest possible call date, the structuring and development costs would total approximately $3.31 per security. If the securities have not been called on the earliest possible call date, the structuring and development costs will continue to accrue, but in no event will the structuring and development costs exceed $6.00 per security. See “Plan of Distribution (Conflicts of Interest)” in the prospectus supplement for further information, including information regarding how we may hedge our obligations under the securities and offering expenses. Wells Fargo Securities, LLC, a wholly-owned subsidiary of Wells Fargo & Company, is the agent for the distribution of the securities and is acting as principal.

Wells Fargo Securities

Auto-Callable Access Securities with Fixed Coupon

and Contingent Downside

Securities Linked to the SPDR® S&P® Homebuilders ETF due October 28, 2015

Investment Description

The Securities Linked to the SPDR® S&P® Homebuilders ETF due October 28, 2015 are senior unsecured debt securities of Wells Fargo & Company (“Wells Fargo”) that offer quarterly interest payments at a fixed rate. Unlike conventional debt securities, however, the securities do not repay a fixed amount of principal at stated maturity and are subject to potential automatic call upon the terms described in this pricing supplement. Whether the securities are automatically called prior to stated maturity and, if they are not automatically called, whether you are repaid the original offering price of your securities at stated maturity will depend in each case upon the performance of the SPDR® S&P® Homebuilders ETF (the “Fund”). The securities provide:

(i)	quarterly interest payments at a rate of 5.70% per annum until the earlier of stated maturity or automatic call;

(ii)

the possibility of an automatic early call of the securities for an amount equal to the original offering price plus accrued and unpaid interest to, but excluding, the call settlement date if the fund closing price of the Fund on any of the seven quarterly call dates is greater than or equal to the starting price; and

(iii)	if the securities are not automatically called prior to stated maturity:

(a)	repayment of the original offering price if, and only if, the Fund does not decline by more than 30% from the starting price to the ending price; and

(b)	full exposure to the decline in the price of the Fund from the starting price if the Fund declines by more than 30% from the starting price to the ending price.

If the securities are not automatically called prior to stated maturity and the Fund declines by more than 30% from the starting price to the ending price, you will lose more than 30%, and possibly all, of the original offering price of your securities at stated maturity. Accordingly, you will not receive any protection if the price of the Fund declines by more than 30% from the starting price to the ending price.

Any return on the securities will be limited to the sum of the interest payments paid on the securities. You will not participate in any appreciation of the Fund, but you will be fully exposed to the decline in the Fund if the securities are not automatically called prior to stated maturity and the Fund declines by more than 30% from the starting price to the ending price.

All payments on the securities are subject to the credit risk of Wells Fargo.

The Fund is an exchange traded fund that seeks to provide investment results that, before fees and expenses, correspond generally to the performance of the S&P® Homebuilders Select Industry™ Index, an equity index that is intended to measure the performance of the homebuilding sub-industry of the S&P® Total Market Index, a benchmark that measures the performance of the United States equity market.

You should read this pricing supplement together with the prospectus supplement dated April 13, 2012 and the prospectus dated April 13, 2012 for additional information about the securities. Information included in this pricing supplement supersedes information in the prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the prospectus supplement.

You may access the prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•	Prospectus Supplement dated April 13, 2012 and Prospectus dated April 13, 2012 filed with the SEC on April 13, 2012:

  http://www.sec.gov/Archives/edgar/data/72971/000119312512162780/d256650d424b2.htm

SPDR®, S&P®, S&P 500® and Select Sector SPDRs® are trademarks of Standard & Poor’s Financial Services LLC (“S&P Financial”). The securities are not sponsored, endorsed, sold or promoted by the SPDR Series Trust (the “SPDR Trust”), SSgA Funds Management, Inc. (“SSgA”) or S&P Financial. None of the SPDR Trust, SSgA or S&P Financial makes any representations or warranties to the holders of the securities or any member of the public regarding the advisability of investing in the securities. None of the SPDR Trust, SSgA or S&P Financial will have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the securities or in connection with Wells Fargo & Company’s use of information about the SPDR® S&P® Homebuilders ETF.

PRS-2

Auto-Callable Access Securities with Fixed Coupon

and Contingent Downside

Securities Linked to the SPDR® S&P® Homebuilders ETF due October 28, 2015

Investor Considerations

We have designed the securities for investors who:

¡	seek quarterly interest payments at a rate of 5.70% per annum until the earlier of stated maturity or automatic call;

¡

understand that if the Fund declines by more than 30% from the starting price to the ending price, they will be fully exposed to the decline in the Fund from the starting price and will lose more than 30%, and possibly all, of the original offering price at stated maturity;

¡	understand that the securities may be automatically called prior to stated maturity and that the term of the securities may be as short as three months;

¡	are willing to forgo participation in any appreciation of the Fund and dividends on shares of the Fund; and

¡	are willing to hold the securities to maturity.

The securities are not designed for, and may not be a suitable investment for, investors who:

¡	seek a liquid investment or are unable or unwilling to hold the securities to maturity;

¡	require full payment of the original offering price of the securities at stated maturity;

¡	seek a security with a fixed term;

¡	are unwilling to accept the risk that the fund closing price of the Fund may decline by more than 30% from the starting price to the ending price;

¡	seek exposure to the upside performance of the Fund;

¡	are unwilling to accept the risk of exposure to companies in the homebuilding industry in the United States equity market;

¡	are unwilling to accept the credit risk of Wells Fargo; or

¡	prefer the lower risk of conventional fixed income investments with comparable maturities issued by companies with comparable credit ratings.

PRS-3

Auto-Callable Access Securities with Fixed Coupon

and Contingent Downside

Securities Linked to the SPDR® S&P® Homebuilders ETF due October 28, 2015

Terms of the Securities

Market Measure:	SPDR® S&P® Homebuilders ETF
Pricing Date:	October 22, 2013
Issue Date:	October 28, 2013 (T+4)
Original Offering Price:	$1,000 per security. References in this pricing supplement to a “security” are to a security with an original offering price of $1,000.
Interest:

The interest rate payable on the securities is 5.70% per annum. See “Description of Notes—Interest and Principal Payments” and “—Fixed Rate Notes” in the prospectus supplement for a discussion of the manner in which interest on the securities will be calculated, accrued and paid.

Interest Payment Dates:	Quarterly, on the fourth business day following each call date (as each such call date may be postponed, if applicable) and at stated maturity.
Automatic Call:

If the fund closing price of the Fund on any call date is greater than or equal to the starting price, the securities will be automatically called, and on the related call settlement date you will be entitled to receive a cash payment per security in U.S. dollars equal to the original offering price per security plus accrued and unpaid interest to, but excluding, such call settlement date.

If the securities are automatically called, they will cease to be outstanding on the related call settlement date and you will have no further rights under the securities after such call settlement date. You will not receive any notice from us if the securities are automatically called.

Call Dates:

Quarterly, on the 22nd day of each January, April, July and October, commencing January 2014 and ending July 2015, each subject to postponement as described below under “—Postponement of a Calculation Day.”

Call Settlement Date:	Four business days after the applicable call date (as such call date may be postponed pursuant to “—Postponement of a Calculation Day” below, if applicable).
Payment at Stated Maturity:

If the securities are not automatically called prior to the stated maturity date, you will be entitled to receive on the stated maturity date a cash payment per security in U.S. dollars equal to the redemption amount (in addition to the final interest payment). The “redemption amount” per security will equal:

•	if the ending price is greater than or equal to the threshold price: $1,000; or
•	if the ending price is less than the threshold price: $1,000 minus:
$1,000	x	starting price – ending price
starting price

If the securities are not automatically called prior to stated maturity and the ending price is less than the threshold price, you will lose more than 30%, and possibly all, of the original offering price of your securities at stated maturity.

Stated Maturity Date:

October 28, 2015. If the final calculation day is postponed, the stated maturity date will be postponed to the later of (i) October 28, 2015 and (ii) three business days after the final calculation day as postponed. See “—Postponement of a Calculation Day” below. If the stated maturity date is not a business day, the payment to be made on the stated maturity date will be made on the next succeeding business day. The securities are not subject to repayment at the option of any holder of the securities prior to the stated maturity date.

Final Calculation Day:	October 22, 2015, subject to postponement as described below under “—Postponement of a Calculation Day.”

PRS-4

Auto-Callable Access Securities with Fixed Coupon

and Contingent Downside

Securities Linked to the SPDR® S&P® Homebuilders ETF due October 28, 2015

Terms of the Securities (Continued)

Fund Closing Price:

The “fund closing price” with respect to the Fund on any trading day means the product of (i) the closing price of one share of the Fund (or one unit of any other security for which a fund closing price must be determined) on such trading day and (ii) the adjustment factor applicable to the Fund on such trading day.

Closing Price:

The “closing price” with respect to a share of the Fund (or one unit of any other security for which a closing price must be determined) on any trading day means the price, at the scheduled weekday closing time, without regard to after hours or any other trading outside the regular trading session hours, of the share on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which the share (or any such other security) is listed or admitted to trading.

Adjustment Factor:

The “adjustment factor” means, with respect to a share of the Fund (or one unit of any other security for which a fund closing price must be determined), 1.0, subject to adjustment in the event of certain events affecting the shares of the Fund. See “Additional Terms of the Securities—Anti-dilution Adjustments Relating to the Fund; Alternate Calculation” below.

Starting Price:	$30.40, the fund closing price of the Fund on the pricing date.
Ending Price:	The “ending price” will be the fund closing price of the Fund on the final calculation day.
Threshold Price:	$21.28, which is equal to 70% of the starting price.
Postponement of a Calculation Day:

The call dates and the final calculation day are each referred to as a “calculation day.” If any calculation day is not a trading day, such calculation day will be postponed to the next succeeding trading day. A calculation day is also subject to postponement due to the occurrence of a market disruption event. See “Additional Terms of the Securities—Market Disruption Events.”

A “trading day” means a day, as determined by the calculation agent, on which the relevant exchange and each related exchange with respect to the Fund or any successor thereto, if applicable, are scheduled to be open for trading for their respective regular trading sessions. The “relevant exchange” for the Fund means the primary exchange or quotation system on which shares (or other applicable securities) of the Fund are traded, as determined by the calculation agent. The “related exchange” for the Fund means each exchange or quotation system where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to the Fund.

Calculation Agent:	Wells Fargo Securities, LLC
No Listing:	The securities will not be listed on any securities exchange or automated quotation system.
Material Tax Consequences:

The United States federal income tax consequences of your investment in the securities are uncertain. We do not plan to request a ruling from the Internal Revenue Service regarding the tax treatment of the securities, and the Internal Revenue Service or a court may not agree with the tax treatment described in this pricing supplement. See “United States Federal Income Tax Considerations” below on page PRS-28. You should consult your tax advisor about your own tax situation.

The tax consequences of an investment in your securities are uncertain. Because there is no authority that specifically addresses the United States federal income tax treatment of the securities, it is possible that your securities could be treated for United States federal income tax purposes in a manner that differs significantly from the treatment described in this pricing supplement. We urge you to read the discussion entitled “United States Federal Income Tax Considerations” below on page PRS-28 for a more detailed discussion of the tax considerations applicable to your securities, and we also urge you to discuss the tax consequences of your investment in the securities with your tax advisor.

PRS-5

Auto-Callable Access Securities with Fixed Coupon

and Contingent Downside

Securities Linked to the SPDR® S&P® Homebuilders ETF due October 28, 2015

Terms of the Securities (Continued)

Agent:	Wells Fargo Securities, LLC. The agent may resell the securities to other securities dealers at the original offering price of the securities.
Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP:	94986RRW3

PRS-6

Auto-Callable Access Securities with Fixed Coupon

and Contingent Downside

Securities Linked to the SPDR® S&P® Homebuilders ETF due October 28, 2015

Determining Payment at Maturity

On the stated maturity date, if the securities have not been automatically called prior to the stated maturity date, you will receive (in addition to the final interest payment) a cash payment per security (the redemption amount) calculated as follows:

PRS-7

Auto-Callable Access Securities with Fixed Coupon

and Contingent Downside

Securities Linked to the SPDR® S&P® Homebuilders ETF due October 28, 2015

Hypothetical Payout Profile

The following profile illustrates the potential payment at stated maturity on the securities (excluding the final interest payment), assuming the securities have not been automatically called prior to the stated maturity date. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending price and whether you hold your securities to stated maturity.

PRS-8

Auto-Callable Access Securities with Fixed Coupon

and Contingent Downside

Securities Linked to the SPDR® S&P® Homebuilders ETF due October 28, 2015

Risk Factors

Your investment in the securities will involve risks not associated with an investment in conventional debt securities. You should carefully consider the risk factors set forth below as well as the other information contained in this pricing supplement and the accompanying prospectus supplement and prospectus, including the documents they incorporate by reference. As described in more detail below, the value of the securities may vary considerably before the stated maturity date due to events that are difficult to predict and are beyond our control. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the securities in light of your particular circumstances. The index underlying the Fund is sometimes referred to as the “underlying index.”

If The Securities Are Not Automatically Called Prior to Stated Maturity And The Ending Price Is Less Than The Threshold Price, You Will Lose More Than 30%, And Possibly All, Of The Original Offering Price Of Your Securities At Stated Maturity.

We will not repay you a fixed amount on your securities at stated maturity. If the securities are not automatically called prior to stated maturity, you will receive a payment at stated maturity that will be equal to or less than the original offering price per security, depending on the fund closing price of the Fund on the final calculation day.

If the ending price is less than the threshold price, the payment you receive at stated maturity will be reduced by an amount equal to the decline in the price of the Fund to the extent it is below the starting price (expressed as a percentage of the starting price). The threshold price is 70% of the starting price. For example, if the securities are not automatically called and the Fund has declined by 30.1% from the starting price to the ending price, you will not receive any benefit of the contingent downside protection feature and you will lose 30.1% of the original offering price per security. As a result, you will not receive any protection if the price of the Fund declines significantly and you may lose some, and possibly all, of the original offering price per security at stated maturity, even if the price of the Fund is greater than or equal to the starting price or the threshold price at certain times during the term of the securities.

You May Be Fully Exposed To The Decline In The Fund From The Starting Price, But Will Not Participate In Any Positive Performance Of The Fund.

Even though you will be fully exposed to a decline in the price of the Fund below the threshold price, you will not participate in any increase in the price of the Fund over the term of the securities. Your maximum possible return on the securities will be limited to the sum of the interest payments you receive. Consequently, your return on the securities may be significantly less than the return you could achieve on an alternative investment that provides for participation in an increase in the price of the Fund.

You Will Be Subject To Reinvestment Risk.

If your securities are called early, the term of the securities may be reduced to as short as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to maturity.

The Securities Are Subject To The Credit Risk Of Wells Fargo.

The securities are our obligations and are not, either directly or indirectly, an obligation of any third party, and any amounts payable under the securities are subject to our creditworthiness. As a result, our actual and perceived creditworthiness and actual or anticipated decreases in our credit ratings may affect the value of the securities and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the securities.

The Structuring And Development Costs, Offering Expenses And Certain Hedging Costs Are Likely To Adversely Affect The Price At Which You Can Sell Your Securities.

Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the securities will likely be lower than the original offering price. The original offering price of your securities includes, and any price quoted to you is likely to exclude, the structuring and development costs, offering expenses and the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. The price at which the agent or any other potential buyer may be willing to buy your securities will also be affected by the automatic call and the market and other conditions discussed in the next risk factor.

PRS-9

Auto-Callable Access Securities with Fixed Coupon

and Contingent Downside

Securities Linked to the SPDR® S&P® Homebuilders ETF due October 28, 2015

Risk Factors (Continued)

The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the securities prior to stated maturity will be affected by the price of the Fund at that time, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, among others, are expected to affect the value of the securities. When we refer to the “value” of your security, we mean the value you could receive for your security if you are able to sell it in the open market before the stated maturity date.

•

Automatic Call.    The value of the securities will be limited by the automatic call feature because if the securities are automatically called, you will not receive the interest payments that would have accrued had the securities been called on a later call date or held until the stated maturity date.

•

Fund Performance.    The value of the securities prior to maturity will depend substantially on the price of the Fund. The price at which you may be able to sell the securities before stated maturity may be at a discount, which could be substantial, from their original offering price, if the price of the Fund at such time is less than, equal to or not sufficiently above the starting price.

•	Interest Rates. The value of the securities may be affected by changes in the interest rates in the U.S. markets.

•	Volatility Of The Fund. Volatility is the term used to describe the size and frequency of market fluctuations. The value of the securities may be affected if the volatility of the Fund changes.

•

Time Remaining To Maturity.    The value of the securities at any given time prior to maturity will likely be different from that which would be expected based on the then-current price of the Fund. This difference will most likely reflect a discount due to expectations and uncertainty concerning the price of the Fund during the period of time still remaining to the stated maturity date.

•

Dividend Yields On Securities Included In The Fund.    The value of the securities may be affected by the dividend yields on securities held by the Fund (the amount of such dividends may influence the closing price of the shares of the Fund).

•

Events Involving Companies Included In The Fund.    General economic conditions and earnings results of the companies whose securities are included in the Fund or the underlying index and real or anticipated changes in those conditions or results may affect the value of the securities. Additionally, as a result of a merger or acquisition, one or more of the securities included in the Fund or the underlying index may be replaced with a surviving or acquiring entity’s securities. The surviving or acquiring entity’s securities may not have the same characteristics as the securities originally included in the Fund or the underlying index.

•

Our Credit Ratings, Financial Condition And Results Of Operation.    Actual or anticipated changes in our credit ratings, financial condition or results of operation may affect the value of the securities. However, because the return on the securities is dependent upon factors in addition to our ability to pay our obligations under the securities, such as the price of the Fund, an improvement in our credit ratings, financial condition or results of operation will not reduce the other investment risks related to the securities.

You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the price of the Fund.

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which the agent is willing to buy your securities.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to stated maturity.

PRS-10

Auto-Callable Access Securities with Fixed Coupon

and Contingent Downside

Securities Linked to the SPDR® S&P® Homebuilders ETF due October 28, 2015

Risk Factors (Continued)

Historical Prices Of The Fund Or The Securities Included In The Fund Should Not Be Taken As An Indication Of The Future Performance Of The Fund During The Term Of The Securities.

The trading price of the shares of the Fund will determine the price of the Fund and, therefore, whether the securities will be automatically called on any call date or the amount payable to you at maturity. As a result, it is impossible to predict whether the closing price of the Fund will fall or rise compared to its starting price. The trading price of the shares of the Fund will be influenced by complex and interrelated political, economic, financial and other factors that can affect the markets in which the Fund and the securities comprising the Fund are traded and the values of the Fund and such securities. Accordingly, any historical or hypothetical prices of the Fund do not provide an indication of the future performance of the Fund.

An Investment In The Securities Is Subject To Risks Associated With Investing In Stocks In The Homebuilding Industry.

The Fund, because it is concentrated in the homebuilding industry, may be adversely affected not only by the performance of the companies in the homebuilding industry, such as homebuilding companies, home furnishings companies or building products companies, in which it invests but also may be more susceptible to any single economic, market, political or regulatory occurrence affecting the homebuilding industry. Investment in the homebuilding industry is subject to many of the same risks associated with the direct ownership of real estate such as: the availability of financing for home buyers; employment levels and job growth; interest rates; consumer confidence; the availability of suitable undeveloped land; housing demand; the value of real estate properties; federal, state and local laws and regulations concerning the development of land and construction; home and commercial real estate sales; financing and environmental protection; and competition among companies which engage in the homebuilding business. In addition, weather conditions and natural disasters such as hurricanes, tornadoes, earthquakes, floods and fires can harm the homebuilding business. The Fund is classified as “non-diversified.” A non-diversified fund generally may invest a larger percentage of its assets in the securities of a smaller number of issuers. As a result, the Fund may be more susceptible to the risks associated with these particular companies, or to a single economic, political or regulatory occurrence affecting these companies.

The Fund May Not Be Representative Of An Investment In The Homebuilding Industry.

The Fund does not represent a direct investment in the homebuilding industry. The Fund consists of securities of companies whose primary lines of business are directly associated with the homebuilding industry. As a result, the fund closing price will be influenced by a variety of economic, financial and other factors affecting those companies, some of which may be unrelated to the market or other conditions applicable to the homebuilding industry. As a result, the Fund may not perfectly correlate with the performance of the homebuilding industry and the fund closing price could decrease even if the performance of the homebuilding industry as a whole increases.

Changes That Affect The Fund Or The Underlying Index May Adversely Affect The Value Of The Securities And The Amount You Will Receive At Stated Maturity.

The policies of the fund sponsor of the Fund (the “fund sponsor”) concerning the calculation of the Fund’s net asset value, additions, deletions or substitutions of securities in the Fund and the manner in which changes in the underlying index are reflected in the Fund, and changes in those policies, could affect the closing price of the shares of the Fund and, therefore, may affect the value of the securities, the likelihood of the occurrence of an automatic call and the amount payable at stated maturity. Similarly, the policies of the sponsor of the underlying index (the “underlying index sponsor”) concerning the calculation of the underlying index and the addition, deletion or substitution of securities comprising the underlying index and the manner in which the underlying index sponsor takes account of certain changes affecting such securities may affect the level of the underlying index and the closing price of the shares of the Fund and, therefore, may affect the value of the securities, the likelihood of the occurrence of an automatic call and the amount payable at maturity. The underlying index sponsor could also discontinue or suspend calculation or dissemination of the underlying index or materially alter the methodology by which it calculates the underlying index. Any of such actions could adversely affect the value of the securities.

We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Fund Or The Underlying Index.

Actions by any company whose securities are included in the Fund or in the underlying index may have an adverse effect on the price of its security, the closing price of the Fund on any calculation day, the ending price and the value of the securities. We are not affiliated with any company whose security is represented in the Fund or the underlying index. These companies will not be involved in the offering of the securities and will have no obligations with respect to the securities, including any obligation to take our or your interests into consideration for any reason. These companies will not receive any of the proceeds of the offering of the securities and will not be responsible for, and will not have participated in, the determination of the timing of, prices for, or quantities of, the

PRS-11

Auto-Callable Access Securities with Fixed Coupon

and Contingent Downside

Securities Linked to the SPDR® S&P® Homebuilders ETF due October 28, 2015

Risk Factors (Continued)

securities to be issued. These companies will not be involved with the administration, marketing or trading of the securities and will have no obligations with respect to any amount to be paid to you on the securities.

We And Our Affiliates Have No Affiliation With The Fund Sponsor Or The Underlying Index Sponsor And Have Not Independently Verified Their Public Disclosure Of Information.

We and our affiliates are not affiliated in any way with the fund sponsor or the underlying index sponsor (collectively, the “sponsors”) and have no ability to control or predict their actions, including any errors in or discontinuation of disclosure regarding their methods or policies relating to the management or calculation of the Fund or the underlying index. We have derived the information about the sponsors and the Fund and the underlying index contained in this pricing supplement from publicly available information, without independent verification. You, as an investor in the securities, should make your own investigation into the Fund, the underlying index and the sponsors. The sponsors will not be involved in the offering of the securities made hereby in any way and the sponsors do not have any obligation to consider your interests as an owner of securities in taking any actions that might affect the value of the securities.

An Investment Linked To The Shares Of The Fund Is Different From An Investment Linked To The Underlying Index.

The performance of the shares of the Fund may not exactly replicate the performance of the underlying index because the Fund may not invest in all of the securities included in the underlying index and because the Fund will reflect transaction costs and fees that are not included in the calculation of the underlying index. The Fund may also hold securities or derivative financial instruments not included in the underlying index. It is also possible that the Fund may not fully replicate the performance of the underlying index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances. In addition, because the shares of the Fund are traded on a securities exchange and are subject to market supply and investor demand, the value of a share of the Fund may differ from the net asset value per share of the Fund. As a result, the performance of the Fund may not correlate perfectly with the performance of the underlying index, and the return on the securities based on the performance of the Fund will not be the same as the return on securities based on the performance of the underlying index.

You Will Not Have Any Shareholder Rights With Respect To The Shares Of The Fund.

You will not become a holder of shares of the Fund or a holder of securities included in the underlying index as a result of owning a security. You will not have any voting rights, any right to receive dividends or other distributions or any other rights with respect to such shares or securities. You will have no right to receive delivery of any shares or securities at stated maturity or upon automatic call.

Anti-dilution Adjustments Relating To The Shares Of The Fund Do Not Address Every Event That Could Affect Such Shares.

An adjustment factor, as described herein, will be used to determine the fund closing price of the Fund. The adjustment factor will be adjusted by the calculation agent for certain events affecting the shares of the Fund. However, the calculation agent will not make an adjustment for every event that could affect such shares. If an event occurs that does not require the calculation agent to adjust the adjustment factor, the value of the securities may be adversely affected.

The Calculation Agent Can Postpone A Call Settlement Date And The Stated Maturity Date If A Calculation Day Is Postponed.

The determination of the fund closing price of the Fund on a calculation day (including the final calculation day), may be postponed if the calculation agent determines that such day is not a trading day or if a market disruption event has occurred or is continuing on that calculation day. If such a postponement occurs, the related call settlement date or stated maturity date, as applicable, may be postponed.

Research Reports And Other Transactions May Create Conflicts Of Interest Between You And Us.

We or one or more of our affiliates may, at present or in the future, publish research reports on the Fund or the underlying index or the companies whose securities are included in the Fund or the underlying index. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may affect the price of the Fund or the price of securities included in the underlying index and, therefore, the value of the securities.

In addition, we or one or more of our affiliates may, at present or in the future, engage in business with the companies whose securities are included in the Fund or the underlying index, including making loans to those companies (including exercising creditors’ remedies with respect to such loans), making equity investments in those companies or providing investment banking, asset

PRS-12

Auto-Callable Access Securities with Fixed Coupon

and Contingent Downside

Securities Linked to the SPDR® S&P® Homebuilders ETF due October 28, 2015

Risk Factors (Continued)

management or other advisory services to those companies. These activities may present a conflict between us and our affiliates and you. In the course of that business, we or any of our affiliates may acquire non-public information about one or more of the companies whose securities are included in the Fund or the underlying index. If we or any of our affiliates do acquire such non-public information, we are not obligated to disclose such non-public information to you.

For the foregoing reasons, you are encouraged to derive information concerning the Fund from multiple sources and should not rely on the views expressed by us or our affiliates.

One Of Our Affiliates Will Be The Calculation Agent And, As A Result, Potential Conflicts Of Interest Could Arise.

One of our affiliates will be the calculation agent for purposes of determining, among other things, whether the securities are automatically called on any of the call dates, the amount of the payment you receive upon automatic call or at stated maturity, determining whether adjustments should be made to the closing price and adjustment factor and whether a market disruption event has occurred on any calculation day. Although the calculation agent will exercise its judgment in good faith when performing its functions, potential conflicts of interest may exist between the calculation agent and you.

Trading And Other Transactions By Us Or Our Affiliates Could Affect The Price Of The Fund, Prices Of Securities Included In The Fund Or The Value Of The Securities.

From time to time, as part of our general financial risk management, we or one or more of our affiliates may fully or partially hedge our obligations under the securities. Pursuant to such hedging activities, we or one or more of our affiliates may acquire shares of the Fund or may acquire securities included in the Fund or the underlying index or listed or over-the-counter derivative or synthetic instruments related to such securities. Depending on, among other things, future market conditions, the aggregate amount and the composition of such positions are likely to vary over time.

To the extent that we or one or more of our affiliates has a long hedge position in shares of the Fund or any of the securities included in the Fund or the underlying index, or derivative or synthetic instruments related to those securities, we or one or more of our affiliates may liquidate a portion of such holdings at or about the time of a calculation day or at or about the time of a change in the securities included in the Fund or the underlying index. Certain activity by us or one or more of our affiliates described above can potentially increase or decrease the prices of the shares of the Fund or the prices of the securities included in the Fund or the underlying index and, accordingly, increase or decrease the price of the Fund. Although we have no reason to believe that any of those activities will have a material impact on the price of the Fund or the level of the underlying index, these activities could have such an effect. Profits or losses from any of the positions discussed above cannot be ascertained until the position is closed out and any offsetting position or positions are taken into account. Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return on the securities at maturity or in a secondary market transaction.

We or one or more of our affiliates may also engage in trading in the shares of the Fund or the securities included in the Fund or the underlying index and other investments relating to such securities on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market prices of such securities and, therefore, the value of the securities.

In addition, we or one or more of our affiliates may purchase or otherwise acquire a long or short position in the securities from time to time and may, in our or their sole discretion, hold or resell those securities. We or one or more of our affiliates may also take positions in other types of appropriate financial instruments that may become available in the future. You should note that if we take any such position at any time, it is possible that we could receive substantial returns with respect to those positions while the value of your security may decline.

We or one or more of our affiliates may also issue, underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns linked to the Fund or the underlying index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the securities.

Significant Aspects Of The Tax Treatment Of The Securities Are Uncertain.

The United States federal income tax consequences of your investment in the securities are uncertain. We do not plan to request a ruling from the Internal Revenue Service regarding the tax treatment of the securities, and the Internal Revenue Service or a court may not agree with the tax treatment described in this pricing supplement. See “United States Federal Income Tax Considerations” below on page PRS-28. You should consult your tax advisor about your own tax situation.

PRS-13

Auto-Callable Access Securities with Fixed Coupon

and Contingent Downside

Securities Linked to the SPDR® S&P® Homebuilders ETF due October 28, 2015

Risk Factors (Continued)

The tax consequences of an investment in your securities are uncertain. Because there is no authority that specifically addresses the United States federal income tax treatment of the securities, it is possible that your securities could be treated for United States federal income tax purposes in a manner that differs significantly from the treatment described in this pricing supplement. We urge you to read the discussion entitled “United States Federal Income Tax Considerations” below on page PRS-28 for a more detailed discussion of the tax considerations applicable to your securities, and we also urge you to discuss the tax consequences of your investment in the securities with your tax advisor.

PRS-14

Auto-Callable Access Securities with Fixed Coupon

and Contingent Downside

Securities Linked to the SPDR® S&P® Homebuilders ETF due October 28, 2015

Hypothetical Returns

If the securities are automatically called:

If the securities are automatically called prior to stated maturity, you will receive the original offering price of your securities plus accrued and unpaid interest to, but excluding, the call settlement date on the call settlement date. In the event the securities are automatically called, your total return on the securities will equal the interest payments received prior to and on the call settlement date.

If the securities are not automatically called:

If the securities are not automatically called prior to stated maturity, the following table illustrates, for a range of hypothetical ending prices of the Fund:

•	the hypothetical percentage change from the starting price to the hypothetical ending price;

•	the hypothetical payment at stated maturity per security (excluding the final interest payment);

•	the cumulative interest amount per security paid over the term of the securities; and

•	the hypothetical pre-tax total rate of return.

Hypothetical ending price	Hypothetical percentage change from the starting price to the hypothetical ending price	Hypothetical payment at stated maturity per security(2)	Cumulative interest amount per security(3)	Hypothetical pre-tax total rate of return(4)
$53.20	75.00%	$1,000.00	$114.00	11.40%
$48.64	60.00%	$1,000.00	$114.00	11.40%
$45.60	50.00%	$1,000.00	$114.00	11.40%
$42.56	40.00%	$1,000.00	$114.00	11.40%
$39.52	30.00%	$1,000.00	$114.00	11.40%
$36.48	20.00%	$1,000.00	$114.00	11.40%
$33.44	10.00%	$1,000.00	$114.00	11.40%
$30.40(1)	0.00%	$1,000.00	$114.00	11.40%
$27.36	-10.00%	$1,000.00	$114.00	11.40%
$24.32	-20.00%	$1,000.00	$114.00	11.40%
$21.28	-30.00%	$1,000.00	$114.00	11.40%
$20.98	-31.00%	$690.00	$114.00	-19.60%
$18.24	-40.00%	$600.00	$114.00	-28.60%
$15.20	-50.00%	$500.00	$114.00	-38.60%
$12.16	-60.00%	$400.00	$114.00	-48.60%
$7.60	-75.00%	$250.00	$114.00	-63.60%
(1)	The starting price.
(2)	Excludes final interest payment.
(3)	Total interest payments received per security over the term of the securities.
(4)

The hypothetical pre-tax total rate of return is equal to the sum of the hypothetical payment at stated maturity and the cumulative interest amount, expressed in terms of a percentage change from the original offering price.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. If the securities are not automatically called prior to stated maturity, the actual amount you will receive at stated maturity and the resulting pre-tax rate of return will depend on the actual ending price.

PRS-15

Auto-Callable Access Securities with Fixed Coupon

and Contingent Downside

Securities Linked to the SPDR® S&P® Homebuilders ETF due October 28, 2015

Hypothetical Payment at Stated Maturity

Set forth below are three examples of calculations of the payment at stated maturity (rounded to two decimal places), assuming that the securities have not been automatically called prior to stated maturity and assuming the hypothetical ending prices indicated in the examples.

Example 1. Ending price is greater than the starting price, and you are repaid the original offering price of your securities at maturity:

Starting price: $30.40

Hypothetical ending price: $50.00

Since the hypothetical ending price is greater than the threshold price, you would be repaid the original offering price of your securities at maturity.

On the stated maturity date, you would receive $1,000 per security plus the final interest payment.

Example 2. Ending price is less than the starting price but greater than the threshold price, and you are repaid the original offering price of your securities at maturity:

Starting price: $30.40

Hypothetical ending price: $23.00

Threshold price: $21.28, which is 70% of the starting price

Since the hypothetical ending price is less than the starting price, but not by more than 30%, you would be repaid the original offering price of your securities at maturity.

On the stated maturity date, you would receive $1,000 per security plus the final interest payment.

Example 3. Ending price is less than the threshold price, and you receive less than the original offering price of your securities at maturity:

Starting price: $30.40

Hypothetical ending price: $15.00

Threshold price: $21.28, which is 70% of the starting price

Since the hypothetical ending price is less than the starting price by more than 30%, you would lose a portion of the original offering price of your securities and receive a payment at maturity equal to:

$1,000 –	$1,000 x	$30.40 – $15.00	= $493.42
$30.40

On the stated maturity date, you would receive $493.42 per security plus the final interest payment.

To the extent that the ending price differs from the values assumed above, the results indicated above would be different.

PRS-16

Auto-Callable Access Securities with Fixed Coupon

and Contingent Downside

Securities Linked to the SPDR® S&P® Homebuilders ETF due October 28, 2015

Additional Terms of the Securities

Wells Fargo will issue the securities as part of a series of senior unsecured debt securities entitled “Medium-Term Notes, Series K,” which is more fully described in the prospectus supplement. Information included in this pricing supplement supersedes information in the prospectus supplement and prospectus to the extent that it is different from that information.

Calculation Agent

Wells Fargo Securities, LLC, one of our subsidiaries, will act as calculation agent for the securities and may appoint agents to assist it in the performance of its duties. Pursuant to a calculation agent agreement, we may appoint a different calculation agent without your consent and without notifying you.

The calculation agent will determine whether the securities are automatically called on any of the call dates and the amount of the payment you receive upon automatic call or at stated maturity. In addition, the calculation agent will, among other things:

—	determine whether a market disruption event has occurred;

—	determine the fund closing price of the Fund under certain circumstances;

—	determine if adjustments are required to the fund closing price of the Fund under various circumstances; and

—	if the Fund undergoes a liquidation event, select a successor fund (as defined below) or, if no successor fund is available, determine the fund closing price.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on us and you. All percentages and other amounts resulting from any calculation with respect to the securities will be rounded at the calculation agent’s discretion. The calculation agent will have no liability for its determinations.

Market Disruption Events

A “market disruption event” means any of the following events as determined by the calculation agent in its sole discretion:

(A)

The occurrence or existence of a material suspension of or limitation imposed on trading by the relevant exchange or otherwise relating to the shares (or other applicable securities) of the Fund or any successor fund on the relevant exchange at any time during the one-hour period that ends at the close of trading on such day, whether by reason of movements in price exceeding limits permitted by such relevant exchange or otherwise.

(B)

The occurrence or existence of a material suspension of or limitation imposed on trading by any related exchange or otherwise in futures or options contracts relating to the shares (or other applicable securities) of the Fund or any successor fund on any related exchange at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by the related exchange or otherwise.

(C)

The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, shares (or other applicable securities) of the Fund or any successor fund on the relevant exchange at any time during the one-hour period that ends at the close of trading on that day.

(D)

The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to shares (or other applicable securities) of the Fund or any successor fund on any related exchange at any time during the one-hour period that ends at the close of trading on that day.

(E)

The closure of the relevant exchange or any related exchange with respect to the Fund or any successor fund prior to its scheduled closing time unless the earlier closing time is announced by the relevant exchange or related exchange, as applicable, at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such relevant exchange or related exchange, as applicable, and (2) the submission deadline for orders to be entered into the relevant exchange or related exchange, as applicable, system for execution at the close of trading on that day.

(F)	The relevant exchange or any related exchange with respect to the Fund or any successor fund fails to open for trading during its regular trading session.

PRS-17

Auto-Callable Access Securities with Fixed Coupon

and Contingent Downside

Securities Linked to the SPDR® S&P® Homebuilders ETF due October 28, 2015

Additional Terms of the Securities (Continued)

For purposes of determining whether a market disruption event has occurred:

(1)	“close of trading” means the scheduled closing time of the relevant exchange with respect to the Fund or any successor fund; and

(2)

the “scheduled closing time” of the relevant exchange or any related exchange on any trading day for the Fund or any successor fund means the scheduled weekday closing time of such relevant exchange or related exchange on such trading day, without regard to after hours or any other trading outside the regular trading session hours.

If a market disruption event occurs or is continuing on any calculation day, such calculation day will be postponed to the first succeeding trading day on which a market disruption event has not occurred and is not continuing; however, if such first succeeding trading day has not occurred as of the eighth trading day after the originally scheduled calculation day, that eighth trading day shall be deemed to be the calculation day. If the calculation day has been postponed eight trading days after the originally scheduled calculation day and a market disruption event occurs or is continuing with respect to the Fund on such eighth trading day, the calculation agent will determine the closing price of the Fund on such eighth trading day based on its good faith estimate of the value of the shares (or other applicable securities) of the Fund as of the close of trading on such eighth trading day.

Anti-dilution Adjustments Relating to the Fund; Alternate Calculation

Anti-dilution Adjustments

The calculation agent will adjust the adjustment factor as specified below if any of the events specified below occurs with respect to the Fund and the effective date or ex-dividend date, as applicable, for such event is after the pricing date and on or prior to the final calculation day.

The adjustments specified below do not cover all events that could affect the Fund, and there may be other events that could affect the Fund for which the calculation agent will not make any such adjustments, including, without limitation, an ordinary cash dividend. Nevertheless, the calculation agent may, in its sole discretion, make additional adjustments to any terms of the securities upon the occurrence of other events that affect or could potentially affect the market price of, or shareholder rights in, the Fund, with a view to offsetting, to the extent practical, any such change, and preserving the relative investment risks of the securities. In addition, the calculation agent may, in its sole discretion, make adjustments or a series of adjustments that differ from those described herein if the calculation agent determines that such adjustments do not properly reflect the economic consequences of the events specified in this pricing supplement or would not preserve the relative investment risks of the securities. All determinations made by the calculation agent in making any adjustments to the terms of the securities, including adjustments that are in addition to, or that differ from, those described in this pricing supplement, will be made in good faith and a commercially reasonable manner, with the aim of ensuring an equitable result. In determining whether to make any adjustment to the terms of the securities, the calculation agent may consider any adjustment made by the Options Clearing Corporation or any other equity derivatives clearing organization on options contracts on the Fund.

For any event described below, the calculation agent will not be required to adjust the adjustment factor unless the adjustment would result in a change to the adjustment factor then in effect of at least 0.10%. The adjustment factor resulting from any adjustment will be rounded up or down, as appropriate, to the nearest one-hundred thousandth.

(A)	Stock Splits and Reverse Stock Splits

If a stock split or reverse stock split has occurred, then once such split has become effective, the adjustment factor will be adjusted to equal the product of the prior adjustment factor and the number of securities which a holder of one share (or other applicable security) of the Fund before the effective date of such stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

(B)	Stock Dividends

If a dividend or distribution of shares (or other applicable securities) to which the securities are linked has been made by the Fund ratably to all holders of record of such shares (or other applicable security), then the adjustment factor will be adjusted on the ex-dividend date to equal the prior adjustment factor plus the product of the prior adjustment factor and the number of shares (or other applicable security) of the Fund which a holder of one share (or other applicable security) of the Fund before the ex-dividend date would have owned or been entitled to receive immediately following that date; provided, however, that no adjustment will be made for a distribution for which the number of securities of the Fund paid or distributed is based on a fixed cash equivalent value.

PRS-18

Auto-Callable Access Securities with Fixed Coupon

and Contingent Downside

Securities Linked to the SPDR® S&P® Homebuilders ETF due October 28, 2015

Additional Terms of the Securities (Continued)

(C)	Extraordinary Dividends

If an extraordinary dividend (as defined below) has occurred, then the adjustment factor will be adjusted on the ex-dividend date to equal the product of the prior adjustment factor and a fraction, the numerator of which is the closing price per share (or other applicable security) of the Fund on the trading day preceding the ex-dividend date, and the denominator of which is the amount by which the closing price per share (or other applicable security) of the Fund on the trading day preceding the ex-dividend date exceeds the extraordinary dividend amount (as defined below).

For purposes of determining whether an extraordinary dividend has occurred:

(1)	“extraordinary dividend” means any cash dividend or distribution (or portion thereof) that the calculation agent determines, in its sole discretion, is extraordinary or special; and

(2)

“extraordinary dividend amount” with respect to an extraordinary dividend for the securities of the Fund will equal the amount per share (or other applicable security) of the Fund of the applicable cash dividend or distribution that is attributable to the extraordinary dividend, as determined by the calculation agent in its sole discretion.

A distribution on the securities of the Fund described below under the section entitled “—Reorganization Events” below that also constitutes an extraordinary dividend will only cause an adjustment pursuant to that “—Reorganization Events” section.

(D)	Other Distributions

If the Fund declares or makes a distribution to all holders of the shares (or other applicable security) of the Fund of any non-cash assets, excluding dividends or distributions described under the section entitled “—Stock Dividends” above, then the calculation agent may, in its sole discretion, make such adjustment (if any) to the adjustment factor as it deems appropriate in the circumstances. If the calculation agent determines to make an adjustment pursuant to this paragraph, it will do so with a view to offsetting, to the extent practical, any change in the economic position of a holder of the securities that results solely from the applicable event.

(E)	Reorganization Events

If the Fund, or any successor fund, is subject to a merger, combination, consolidation or statutory exchange of securities with another exchange traded fund, and the Fund is not the surviving entity (a “reorganization event”), then, on or after the date of such event, the calculation agent shall, in its sole discretion, make an adjustment to the adjustment factor or the method of determining the redemption amount or whether the securities are automatically called on any of the call dates or any other terms of the securities as the calculation agent determines appropriate to account for the economic effect on the securities of such event, and determine the effective date of that adjustment. If the calculation agent determines that no adjustment that it could make will produce a commercially reasonable result, then the calculation agent may deem such event a liquidation event (as defined below).

Liquidation Events

If the Fund is de-listed, liquidated or otherwise terminated (a “liquidation event”), and a successor or substitute exchange traded fund exists that the calculation agent determines, in its sole discretion, to be comparable to the Fund, then, upon the calculation agent’s notification of that determination to the trustee and Wells Fargo, any subsequent fund closing price for the Fund will be determined by reference to the fund closing price of such successor or substitute exchange traded fund (such exchange traded fund being referred to herein as a “successor fund”), with such adjustments as the calculation agent determines are appropriate to account for the economic effect of such substitution on holders of the securities.

If the Fund undergoes a liquidation event prior to, and such liquidation event is continuing on, the date that any fund closing price of the Fund is to be determined and the calculation agent determines that no successor fund is available at such time, then the calculation agent will, in its discretion, calculate the fund closing price for the Fund on such date by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Fund, provided that if the calculation agent determines in its discretion that it is not practicable to replicate the Fund (including but not limited to the instance in which the underlying index sponsor discontinues publication of the underlying index), then the calculation agent will calculate the fund closing price for the Fund in accordance with the formula last used to calculate such fund closing price before such liquidation event, but using only those securities that were held by the Fund immediately prior to such liquidation event without any rebalancing or substitution of such securities following such liquidation event.

PRS-19

Auto-Callable Access Securities with Fixed Coupon

and Contingent Downside

Securities Linked to the SPDR® S&P® Homebuilders ETF due October 28, 2015

Additional Terms of the Securities (Continued)

If a successor fund is selected or the calculation agent calculates the fund closing price as a substitute for the Fund, such successor fund or fund closing price will be used as a substitute for the Fund for all purposes, including for purposes of determining whether a market disruption event exists. Notwithstanding these alternative arrangements, a liquidation event with respect to the Fund may adversely affect the value of the securities.

If any event is both a reorganization event and a liquidation event, such event will be treated as a reorganization event for purposes of the securities unless the calculation agent makes the determination referenced in the last sentence of the section entitled “—Anti-dilution Adjustments—Reorganization Events” above.

Alternate Calculation

If at any time the method of calculating the Fund or a successor fund, or the underlying index, is changed in a material respect, or if the Fund or a successor fund is in any other way modified so that the Fund does not, in the opinion of the calculation agent, fairly represent the price of the securities of the Fund or such successor fund had such changes or modifications not been made, then the calculation agent may, at the close of business in New York City on the date that any fund closing price is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a closing price of the Fund comparable to the Fund or such successor fund, as the case may be, as if such changes or modifications had not been made, and calculate the fund closing price and the redemption amount and determine whether the securities are automatically called on any of the call dates with reference to such adjusted closing price of the Fund or such successor fund, as applicable.

Events of Default and Acceleration

If an event of default with respect to the securities has occurred and is continuing, the amount payable to a holder of a security upon any acceleration permitted by the securities, with respect to each security, will be equal to the amount payable at stated maturity, calculated as provided herein as though the date of acceleration were the final calculation day, plus accrued and unpaid interest to, but excluding, the date of acceleration.

PRS-20

Auto-Callable Access Securities with Fixed Coupon

and Contingent Downside

Securities Linked to the SPDR® S&P® Homebuilders ETF due October 28, 2015

The SPDR® S&P® Homebuilders ETF

The Fund is issued by The SPDR Series Trust, a registered open-end management investment company. The Fund seeks to provide investment results that, before fees and expenses, correspond generally to the performance of the S&P® Homebuilders Select Industry™ Index. Information provided to or filed with the SEC under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57793 and 811-08839 and can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. None of such publicly available information is incorporated by reference into this pricing supplement. The Fund is listed on the NYSE Arca, Inc. under the ticker symbol “XHB.”

This pricing supplement relates only to the securities offered hereby and does not relate to the Fund. We have derived all disclosures contained in this pricing supplement regarding the Fund from the publicly available documents described in the preceding paragraph. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Fund. Neither we nor the agent has independently verified the accuracy or completeness of any information with respect to the Fund in connection with the offer and sale of securities. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the Fund (and therefore the price of the Fund at the time we price the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Fund could affect the payment at maturity with respect to the securities and therefore the trading prices of the securities.

We and/or our affiliates may presently or from time to time engage in business with the Fund. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Fund, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the Fund. The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws.

The S&P Homebuilders Select Industry Index

We obtained all information contained in this pricing supplement regarding the S&P Homebuilders Select Industry Index, including, without limitation, its make-up, method of calculation, and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P Dow Jones Indices” or “S&P”), the sponsor of the S&P Homebuilders Select Industry Index. S&P has no obligation to continue to publish, and may discontinue publication of, the S&P Homebuilders Select Industry Index at any time. Neither we nor the agent has independently verified the accuracy or completeness of any information with respect to the S&P Homebuilders Select Industry Index in connection with the offer and sale of securities.

According to publicly available information, on July 2, 2012, The McGraw-Hill Companies, Inc., which owned the S&P Indices business, and CME Group, Inc., which is a 90% owner of the joint venture that owned the Dow Jones Indexes business, announced the launch of a new joint venture, S&P Dow Jones Indices. S&P Dow Jones Indices owns the S&P Indices business, including the S&P Homebuilders Select Industry Index, and the Dow Jones Indexes business.

General

The S&P Homebuilders Select Industry Index (the “S&P Homebuilders Index”) is an equally-weighted index that is designed to measure the performance of the homebuilders sub-industry of the S&P® Total Market Index (the “S&P TM Index”), a benchmark that measures the performance of the United States equity market. The S&P TM Index offers broad market exposure to companies of all market capitalizations, including all common equities listed on the New York Stock Exchange, the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Select Market and the NASDAQ Capital Market. Only U.S. companies are eligible for inclusion in the S&P TM Index. The S&P Homebuilders Index is one of the 25 S&P Select Industry Indices (collectively, the “Select Industry Indices” and each, a “Select Industry Index”), each designed to measure the performance of a sub-industry or group of sub-industries based on the Global Industry Classification Standards (“GICS”). The S&P Homebuilders Index includes companies in the following sub-industries: homebuilding, building products, home furnishings, home improvement retail, homefurnishing retail and household appliances. Each of the component stocks in the S&P Homebuilders Index is a constituent company within the homebuilding sub-industry of the S&P TM Index.

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Index Inclusion Criteria

To be eligible for inclusion in a Select Industry Index, including the S&P Homebuilders Index, companies must be in the S&P TM Index, must be included in the relevant GICS sub-industry (e.g., homebuilding) and must satisfy one of the two following combined size and liquidity criteria:

•	float-adjusted market capitalization above $500 million and float-adjusted liquidity ratio (“FALR”) above 90%; or

•	float-adjusted market capitalization above $400 million and FALR above 150%.

All companies satisfying the above requirements are included in the applicable Select Industry Index. The total number of companies in each Select Industry Index should be at least 35. If there are fewer than 35 stocks in a Select Industry Index, stocks from a supplementary list of highly correlated sub-industries, that meet the market capitalization and liquidity thresholds above, are included in order of their float-adjusted market capitalization to reach 35 constituents. Minimum market capitalization requirements may be relaxed to ensure there are at least 22 companies in each Select Industry Index as of each rebalancing effective date. Existing index constituents are removed at the quarterly rebalancing effective date if either their float-adjusted market capitalization falls below $300 million or their FALR falls below 50%.

Eligibility Factors

Market Capitalization.    Float-adjusted market capitalization should be at least $400 million for index inclusion. Existing index components must have a float-adjusted market capitalization of $300 million to remain in the index at each rebalancing.

Liquidity.    The liquidity measurement used is a liquidity ratio, defined by dollar value traded over the previous 12 months divided by float-adjusted market capitalization as of the index-rebalancing date. Stocks having a float-adjusted market capitalization above $500 million must have a liquidity ratio greater than 90% to be eligible for addition to a Select Industry Index. Stocks having a float-adjusted market capitalization between $400 and $500 million must have a liquidity ratio greater than 150% to be eligible for addition to a Select Industry Index. Existing index constituents must have a liquidity ratio greater than 50% to remain in a Select Industry Index at the quarterly rebalancing. The length of time to evaluate liquidity is reduced to the available trading period for IPOs or spin-offs that do not have 12 months of trading history.

Domicile.    Only U.S. companies are eligible for inclusion in the Select Industry Indices.

Takeover Restrictions.    At the discretion of S&P, constituents with shareholder ownership restrictions defined in company bylaws may be deemed ineligible for inclusion in a Select Industry Index. Ownership restrictions preventing entities from replicating the index weight of a company may be excluded from the eligible universe or removed from the applicable Select Industry Index.

Turnover.    S&P believes turnover in index membership should be avoided when possible. At times a company may appear to temporarily violate one or more of the addition criteria. However, the addition criteria are for addition to a Select Industry Index, not for continued membership. As a result, an index constituent that appears to violate criteria for addition to a Select Industry Index will not be deleted unless ongoing conditions warrant a change in the composition of the applicable Select Industry Index.

Sector Classification.    A Select Industry Index includes companies in the applicable GICS sub-industries.

Index Construction and Calculations

The Select Industry Indices are equally-weighted, with adjustments to constituent weights to ensure concentration and liquidity requirements, and calculated by the divisor methodology.

The initial divisor is set to have a base index value of 1000 on December 17, 1999. The index value is simply the index market value divided by the index divisor.

In order to maintain index series continuity, it is necessary to adjust the divisor at each rebalancing.

Constituent Weightings

At each quarterly rebalancing, stocks are initially equally-weighted using closing prices as of the second Friday of the last month of quarter as the reference price. Adjustments are then made to ensure that there are no stocks whose weight in the applicable Select Industry Index is more than can be traded in a single day for a $500 million portfolio.

S&P calculates a maximum basket liquidity weight for each stock in the applicable Select Industry Index using the ratio of its three-month average daily value traded to $500 million. Each stock’s weight in the applicable Select Industry Index is, then, compared to its maximum basket liquidity weight and is set to the lesser of its maximum basket liquidity weight or its initial equal weight. All excess

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weight is redistributed across the applicable Select Industry Index to the uncapped stocks. If necessary, a final adjustment is made to ensure that no stock in the applicable Select Industry Index has a weight greater than 4.5%. This step of the iterative weighting process may force the weight of those stocks limited to their maximum basket liquidity weight to exceed that weight. In such cases, S&P will make no further adjustments.

Timing of Changes

Additions. Companies are added between rebalancings only if a deletion in the applicable Select Industry Index causes the stock count to fall below 22. In those cases, each stock deletion is accompanied with a stock addition. The new company will be added to the applicable Select Industry Index at the weight of the deleted constituent. In the case of mergers involving at least one index constituent, the merged company will remain in the applicable Select Industry Index if it meets all of the eligibility requirements. The merged company will be added to the applicable Select Industry Index at the weight of the pre-merger index constituent. If both companies involved in a merger are index constituents, the merged company will be added at the weight of the company deemed the acquirer in the transaction. In the case of spin-offs, the applicable Select Industry Index will follow the S&P TM Index’s treatment of the action. If the S&P TM Index treats the pre- and post-spun company as a deletion/addition action, using the stock’s when-issued price, the applicable Select Industry Index will treat the spin-off this way as well.

Deletions. A company is deleted from the applicable Select Industry Index if the S&P TM Index drops the constituent. If a constituent deletion causes the number of companies in the relevant index to fall below 22, each stock deletion is accompanied with a stock addition. In case of GICS changes, where a company does not belong to a qualifying sub-industry after the classification change, it is removed from the applicable Select Industry Index at the next rebalancing.

Index Maintenance

The membership of the Select Industry Indices is reviewed quarterly. Rebalancings occur after the closing on the third Friday of the quarter ending month. The reference date for additions and deletions is after the closing of the last trading date of the previous month. Closing prices as of the second Friday of the last month of the quarter are used for setting index weights.

The tables below summarize the types of index maintenance adjustments and indicate whether or not an index adjustment is required.

S&P TM Index Actions

S&P TM Index Action	Adjustment Made to index	Divisor Adjustment?

Constituent deletion	If the constituent is a member of the applicable Select Industry Index, it is dropped.	Yes

Constituent add	Only in cases where the deletion causes the component count to fall below 22 stocks, then the dropped stock is accompanied by an add assuming the weight of the dropped stock.	No, except in the case of stocks removed at $0.00

For equal and modified market cap weighted indices, when a stock is removed from an index at a price of $0.00, the stock’s replacement will be added to the index at the weight using the previous day’s closing value, or the most immediate prior business day that the deleted stock was not valued at $0.00.

Share changes between quarterly share adjustments	None.	No

Quarterly share changes	There is no direct adjustment, however, on the same date the applicable Select Industry Index rebalancing will take place.	Only because of the index rebalancing.

GICS change	None. If, after the GICS change, a company no longer qualifies to belong to the applicable Select Industry Index, it is removed at the next rebalancing.	No

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Corporate Actions

Corporate Action	Adjustment Made to index	Divisor Adjustment?

Spin-off	In general, both the parent company and spin-off companies will remain in the index until the next index rebalancing, regardless of whether they conform to the theme of the index. When there is no market-determined price available for the spin, the spin is added to the index at zero price at the close of the day before the ex-date.	No

Rights Offering	The price is adjusted to the price of the parent company minus (the price of the rights subscription/rights ratio). Index shares change so that the company’s weight remains the same as its weight before the rights offering.	No

Stock Dividend, Stock Split, Reverse Stock Split	Index shares are multiplied by and price is divided by the split factor.	No

Share Issuance, Share Repurchase, Equity Offering or Warrant Conversion	None.	No

Special Dividends	Price of the stock making the special dividend payment is reduced by the per share special dividend amount after the close of trading on the day before the dividend ex-date.	Yes

Historical Data

We obtained the closing prices of the Fund listed below from Bloomberg Financial Markets (“Bloomberg”) without independent verification. You can obtain the value of the Fund at any time from Bloomberg under the symbol “XHB” or from the SPDR website at www.spdrs.com. No information contained on the SPDR website is incorporated by reference into this pricing supplement.

The following graph sets forth daily closing prices of the Fund for the period from January 31, 2006 to October 22, 2013. The closing price on October 22, 2013 was $30.40.

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The following table sets forth the high and low closing prices, as well as end-of-period closing prices, of the Fund for each quarter in the period from January 31, 2006 through September 30, 2013 and for the period from October 1, 2013 to October 22, 2013.

	High	Low	Last
2006
January 31, 2006 to March 31, 2006	$46.14	$42.01	$44.60
Second Quarter	$46.40	$32.70	$33.92
Third Quarter	$34.25	$29.40	$32.88
Fourth Quarter	$38.66	$32.28	$37.40
2007
First Quarter	$39.70	$32.55	$32.55
Second Quarter	$35.90	$30.36	$30.36
Third Quarter	$30.92	$21.31	$21.40
Fourth Quarter	$23.55	$17.14	$19.40
2008
First Quarter	$23.36	$15.90	$21.77
Second Quarter	$24.05	$16.62	$16.62
Third Quarter	$22.30	$14.72	$19.54
Fourth Quarter	$20.00	$8.91	$11.97
2009
First Quarter	$13.15	$8.23	$10.62
Second Quarter	$14.11	$10.88	$11.75
Third Quarter	$16.47	$10.73	$15.03
Fourth Quarter	$15.68	$13.79	$15.11
2010
First Quarter	$17.03	$14.98	$16.82
Second Quarter	$19.64	$14.30	$14.30
Third Quarter	$15.91	$13.88	$15.81
Fourth Quarter	$17.66	$15.40	$17.39
2011
First Quarter	$18.73	$17.31	$18.21
Second Quarter	$19.05	$17.07	$18.05
Third Quarter	$18.51	$13.17	$13.29
Fourth Quarter	$17.25	$12.55	$17.10
2012
First Quarter	$21.83	$17.37	$21.33
Second Quarter	$22.21	$19.06	$21.35
Third Quarter	$25.93	$20.84	$24.82
Fourth Quarter	$26.89	$24.35	$26.60
2013
First Quarter	$30.52	$26.97	$29.99
Second Quarter	$32.44	$28.02	$29.42
Third Quarter	$31.73	$28.32	$30.57
October 1, 2013 to October 22, 2013	$30.86	$29.11	$30.40

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ERISA Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan to which Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”) applies (a “plan”), should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan. When we use the term “holder” in this section, we are referring to a beneficial owner of the securities and not the record holder.

Section 406 of ERISA and Section 4975 of the Code prohibit plans, as well as individual retirement accounts and Keogh plans to which Section 4975 of the Code applies (also “plans”), from engaging in specified transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (collectively, “parties in interest”) with respect to such plan. A violation of those “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless statutory or administrative exemptive relief is available. Therefore, a fiduciary of a plan should also consider whether an investment in the securities might constitute or give rise to a prohibited transaction under ERISA and the Code.

Employee benefit plans that are governmental plans, as defined in Section 3(32) of ERISA, certain church plans, as defined in Section 3(33) of ERISA, and foreign plans, as described in Section 4(b)(4) of ERISA (collectively, “Non-ERISA Arrangements”), are not subject to the requirements of ERISA, or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”).

We and our affiliates may each be considered a party in interest with respect to many plans. Special caution should be exercised, therefore, before the securities are purchased by a plan. In particular, the fiduciary of the plan should consider whether statutory or administrative exemptive relief is available. The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are:

•	PTCE 96-23, for specified transactions determined by in-house asset managers;

•	PTCE 95-60, for specified transactions involving insurance company general accounts;

•	PTCE 91-38, for specified transactions involving bank collective investment funds;

•	PTCE 90-1, for specified transactions involving insurance company separate accounts; and

•	PTCE 84-14, for specified transactions determined by independent qualified professional asset managers.

In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide an exemption for transactions between a plan and a person who is a party in interest (other than a fiduciary who has or exercises any discretionary authority or control with respect to investment of the plan assets involved in the transaction or renders investment advice with respect thereto) solely by reason of providing services to the plan (or by reason of a relationship to such a service provider), if in connection with the transaction of the plan receives no less, and pays no more, than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA).

Any purchaser or holder of the securities or any interest in the securities will be deemed to have represented by its purchase and holding that either:

•	no portion of the assets used by such purchaser or holder to acquire or purchase the securities constitutes assets of any plan or Non-ERISA Arrangement; or

•

the purchase and holding of the securities by such purchaser or holder will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the potential consequences under ERISA and the Code of the acquisition of the securities and the availability of exemptive relief.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or

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holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of the securities acknowledges and agrees that:

(i)

the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (a) the design and terms of the securities, (b) the purchaser or holder’s investment in the securities, or (c) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)

we and our affiliates have acted and will act solely for our own account in connection with (a) all transactions relating to the securities and (b) all hedging transactions in connection with our obligations under the securities;

(iii)

any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests may be adverse to the interests of the purchaser or holder; and

(v)

neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Purchasers of the securities have the exclusive responsibility for ensuring that their purchase, holding and subsequent disposition of the securities does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law. Nothing herein shall be construed as a representation that an investment in the securities would be appropriate for, or would meet any or all of the relevant legal requirements with respect to investments by, plans or Non-ERISA Arrangements generally or any particular plan or Non-ERISA Arrangement.

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United States Federal Income Tax Considerations

The following is a general description of the material United States federal income tax considerations relating to the securities. It does not purport to be a complete analysis of all tax considerations relating to the securities. Prospective purchasers of the securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the United States federal income tax consequences of acquiring, holding and disposing of the securities and receiving payments under the securities. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

The discussion below applies to you only if you hold your securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of tax accounting for your securities,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns securities as part of a straddle, a hedging, a conversion or other integrated transaction for tax purposes,

•	a person that purchases or sells securities as part of a wash sale for tax purposes,

•	a person subject to the alternative minimum tax, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the securities.

Except as otherwise noted under “—Non-United States Holders” below, this discussion is only applicable to you if you are a United States holder. You are a “United States holder” if you are a beneficial owner of a security and you are: (i) a citizen or individual resident of the United States; (ii) a domestic corporation; (iii) an estate whose income is subject to United States federal income tax regardless of its source; or (iv) a trust, if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR SECURITIES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR SECURITIES.

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In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your securities as an investment unit consisting of (i) a fixed-rate debt obligation that we issued to you for an amount equal to the principal amount of the securities (the “Deposit”) and (ii) a put option in respect of the Fund (the “Put Option”), which you sold to us in exchange for a portion of the stated interest on the securities. The terms of the securities require you and us (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat the securities for all tax purposes in the manner set forth in this paragraph. Except as otherwise noted below, the discussion below assumes that your securities will be so treated. However, because there is no authority that specifically addresses the tax treatment of the securities, it is possible that your securities could be alternatively treated for tax purposes in the manner described under “Alternative Treatments” below.

With respect to interest payments you receive, we intend to treat each such payment as consisting of interest on the Deposit (this amount is denoted as “Interest Income”) and a payment with respect to the Put Option (this amount is denoted as “Put Premium”) as follows:

Interest Income:	0.78% per annum

Put Premium:	4.92% per annum

The terms of your securities require you and us to allocate the interest payments as set forth above, but this allocation is not binding on the Internal Revenue Service (the “IRS”).

If the securities are so characterized and treated (and such characterization and treatment is respected by the IRS), payments of amounts treated as Interest Income would likely be includible in income by you as ordinary income at the time you receive or accrue such payments, depending on your regular method of accounting for tax purposes. Amounts treated as Put Premium should generally be deferred and accounted for upon the sale, exchange, redemption or maturity of the securities, as discussed below.

The payment you receive at redemption or maturity (excluding the amount attributable to the final interest payment on the securities) would likely be treated as (i) payment in full of the principal amount of the Deposit, which would likely not result in the recognition of gain or loss (assuming you acquired the securities at initial issuance for their stated principal amount), and (ii) the lapse (if you receive the principal amount of the securities) or the cash settlement (if you receive less than the principal amount of the securities) of the Put Option. Under such characterization, you should generally recognize short-term capital gain or loss in an amount equal to the difference between (i) the amount of Put Premium paid to you over the term of the securities (including the Put Premium received at redemption or maturity) and (ii) the excess (if any) of (a) the principal amount of your securities over (b) the amount of cash you receive at redemption or maturity (excluding cash attributable to the final interest payment on the securities).

Upon the sale or exchange of your securities, you would be required to apportion the value of the amount you receive between the Deposit and the Put Option on the basis of the values thereof on the date of the sale or exchange. You would recognize gain or loss with respect to the Deposit in an amount equal to the difference between (i) the amount apportioned to the Deposit (excluding amounts attributable to accrued and unpaid Interest Income) and (ii) your adjusted tax basis in the Deposit. Such gain or loss should generally be long-term capital gain or loss if you have held your securities for more than one year. The amount you receive that is apportioned to the Put Option, if any, (together with any amount of Put Premium previously received in respect of the Put Option and deferred as described above) would be treated as short-term capital gain. If the value of the Deposit on the date of the sale or exchange of your securities is in excess of the amount you receive upon such sale or exchange, you would likely be treated as having made a payment to the purchaser of the securities equal to the amount of such excess in order to extinguish your rights and obligations under the Put Option. In such a case, you would likely recognize short-term capital gain or loss in an amount equal to the difference between the Put Premium you previously received in respect of the Put Option and the amount of the deemed payment made by you to extinguish the Put Option.

Any character mismatch arising from your inclusion of ordinary income in respect of the Interest Income on the Deposit and capital loss (if any) upon the sale or exchange of your securities may result in adverse tax consequences to you because your ability to deduct capital losses is subject to significant limitations.

If you are a secondary purchaser of your securities, you would be required to allocate your purchase price for your securities between the Deposit and the Put Option based on the respective fair market values of each on the date of purchase. The portion of your purchase price that is allocated to the Put Option would likely be offset for tax purposes against amounts of Put Premium you subsequently receive (including amounts received upon a sale, exchange, redemption or maturity of the securities that are attributable

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to Put Premium), thereby reducing the amount of gain or increasing the amount of loss you would recognize with respect to the Put Option. If the fair market value of the Deposit is in excess of your purchase price for your securities, you would likely be treated for tax purposes as having paid nothing for the Put Option and as having received a payment of Put Premium for obligating yourself under the Put Option in an amount equal to such excess, thereby increasing the amount of gain or decreasing the amount of loss you would recognize with respect to the Put Option upon a sale, exchange, redemption or maturity of the securities. If the portion of your purchase price allocated to the Deposit is at a discount from, or premium to, the principal amount of the securities, the special rules governing discount and premium would apply to the portion of your securities treated as the Deposit. You should consult your tax advisor regarding the applicability of these rules to your securities under such circumstances.

Alternative Treatments. There are no regulations, published rulings or judicial decisions addressing the treatment for U.S. federal income tax purposes of instruments with terms that are substantially the same as the securities, and the IRS could assert that the securities should be taxed differently than in the manner described above. For example, it is possible that the securities could be treated as debt instruments that are subject to the special tax rules governing contingent payment debt instruments. If your securities are so treated, you generally will be required to accrue interest on a current basis in respect of the securities over their term based on the comparable yield and projected payment schedule for the securities and pay tax accordingly. You would also be required to make adjustments to your accruals if the actual amounts that you receive in any taxable year differ from the amounts shown on the projected payment schedule. You would recognize gain or loss upon the sale, exchange, redemption or maturity of your securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your securities. Any gain you recognize upon the sale, exchange, redemption or maturity of your securities would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your securities, and thereafter would be capital loss.

It is also possible that the securities could be treated as pre-paid income-bearing derivative contracts in respect of the Fund, in which case you may be required to include as ordinary income the entire quarterly interest payment on the securities (and not just the Interest Income on the Deposit).

Furthermore, it is also possible that the securities could be treated as notional principal contracts that are comprised of a swap component and a loan component. If the securities were treated as notional principal contracts, you could be required to accrue income over the term of your securities in respect of the loan component, and any gain or loss that you recognize upon the maturity of your securities would likely be treated as ordinary income or loss. You should consult your tax advisor as to these and any other possible alternative treatments in respect of the securities.

In addition, the IRS has released a notice that may affect the taxation of holders of the securities. According to the notice, the IRS and the Treasury Department are actively considering the appropriate tax treatment of holders of certain types of structured notes. It is not clear whether the notice applies to instruments such as the securities. Furthermore, it is not possible to determine what guidance they will ultimately issue, if any, and whether such guidance will affect the tax treatment of the securities.

Medicare Tax. For taxable years beginning after December 31, 2012, if you are an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, you will be subject to a 3.8% tax (the “Medicare tax”) on the lesser of (1) your “net investment income” for the relevant taxable year and (2) the excess of your modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on your circumstances). Your net investment income will include the gross amount of Interest Income you receive in respect of the securities and any net gains you recognize upon the sale, exchange, or maturity of the securities (which will include any income or gain that you recognize in respect of the Deposit or the Put Option), unless such gross interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. person that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to Interest Income and net gains you recognize in respect of your investment in the securities.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on IRS Form 8886. An investment in the securities or a sale, exchange, redemption, or maturity of the securities should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the securities or a sale, exchange, redemption, or maturity of the securities to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of the securities.

PRS-30

Auto-Callable Access Securities with Fixed Coupon

and Contingent Downside

Securities Linked to the SPDR® S&P® Homebuilders ETF due October 28, 2015

United States Federal Income Tax Considerations (Continued)

Non-United States Holders. This section applies to you only if you are a Non-United States holder. You are a “Non-United States holder” if you are a beneficial owner of a security and are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation, or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from the securities.

As discussed above, while we intend to treat the securities as an investment unit consisting of the Deposit and the Put Option, alternative characterizations of the securities for U.S. federal income tax purposes are possible. If the securities are treated as an investment unit consisting of the Deposit and the Put Option, subject to the discussion of section 871(m) of the Code and backup withholding below, payments of Interest Income (including gain from the sale or exchange of a security that is attributable to accrued Interest Income on the Deposit) in respect of the Deposit will not be subject to U.S. federal income tax or withholding tax provided that:

•

you do not actually or constructively own 10% or more of the total combined voting power of all classes of our capital stock that are entitled to vote, within the meaning of Section 871(h)(3) of the Code;

•	you are not a “controlled foreign corporation” that is, directly or indirectly, related to us through stock ownership;

•	the Interest Income is not effectively connected with the conduct of a trade or business in the United States; and

•

you (i) provide your name and address and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on IRS Form W-8BEN (or other applicable form)); or (ii) hold your securities through certain foreign intermediaries and satisfy the certification requirements of applicable Treasury Regulations. Special certification rules apply to holders that are pass-through entities.

If the requirements described above are not satisfied, a 30% withholding tax will generally apply to the gross amount of Interest Income on the Deposit that is paid to you. If the Interest Income is effectively connected with the conduct of a trade or business within the United States, you would not be subject to the 30% withholding tax provided you certify as provided on IRS Form W-8ECI; however, you would be subject to United States federal income tax in the same manner as United States holders as described above, unless an applicable income tax treaty provides otherwise, and, if you are a corporation, you could be subject to a branch profits tax with respect to such income at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

In addition, if the securities are treated as an investment unit consisting of the Deposit and the Put Option, subject to the discussion of section 871(m) of the Code and backup withholding below, payments of Put Premium will not be subject to U.S. federal income tax or withholding tax.

In addition, you generally will not be subject to United States federal income tax on capital gain realized on the sale, exchange, maturity or other disposition of the securities, unless:

•	you are an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

•	the gain is effectively connected with your conduct of a trade or business in the United States (and, if certain tax treaties apply, is attributable to a permanent establishment in the United States).

If the first exception applies to you, you generally will be subject to United States federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains allocable to United States sources (including gains from the sale, exchange or maturity of the securities) exceed capital losses allocable to United States sources. If the second exception applies to you, you generally will be subject to United States federal income tax with respect to such gain in the same manner as United States holders, as described above, unless an applicable income tax treaty provides otherwise. Additionally,

PRS-31

Auto-Callable Access Securities with Fixed Coupon

and Contingent Downside

Securities Linked to the SPDR® S&P® Homebuilders ETF due October 28, 2015

United States Federal Income Tax Considerations (Continued)

corporations could be subject to a branch profits tax with respect to such gain at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

The Treasury Department has issued proposed regulations under section 871(m) of the Code which could ultimately require us (or an applicable withholding agent) to treat all or a portion of any payment in respect of your securities as a “dividend equivalent” payment that is subject to withholding tax at a rate of 30% (or a lower rate under an applicable treaty). However, such withholding would potentially apply only to payments made after December 31, 2013. You could also be required to make certain certifications in order to avoid or minimize such withholding obligations, and you could be subject to withholding (subject to your potential right to claim a refund from the IRS) if such certifications were not received or were not satisfactory. You should consult your tax advisor concerning the potential application of these regulations to payments you receive with respect to the securities when these regulations are finalized.

As discussed above, alternative characterizations of the securities for U.S. federal income tax purposes are possible. Should an alternative characterization of the securities, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the securities to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. In addition, given the uncertainty regarding the treatment of the securities, it is possible that a withholding agent may treat payments on the securities as subject to withholding tax even in the absence of a change or clarification of the law, and in that case we will not make payments of any additional amounts. Prospective Non-United States holders of the securities should consult their own tax advisors in this regard.

Backup Withholding and Information Reporting. In general, if you are a non-corporate United States holder, any payments you receive on the securities and any payment of proceeds of the sale, exchange, or other disposition of the securities before maturity within the United States (as well as the proceeds of certain sales outside the United States) may be required to be reported to the IRS. In addition, backup withholding may apply to such payments if you fail to provide an accurate taxpayer identification number or you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your United States federal income tax returns.

If you are a Non-United States holder of securities, any payments you receive on the securities and any payment of proceeds of the sale, exchange, or other disposition of the securities may be required to be reported to the IRS. You will generally not be subject to backup withholding regarding such payments we make to you provided that we do not have actual knowledge or reason to know that you are a United States holder and you comply with certain certification and identification requirements as to your foreign status.

PRS-32